Exhibit 99.1

NEWS RELEASE

TheProvidentBank.com

FOR IMMEDIATE RELEASE
For additional information please contact: Jennifer McLynch Communications and Branding Manager jmclynch@theprovidentbank.com (978) 834-8583

Joe Reilly Elected Chairman of the Board of

The Provident Bank and Provident Bancorp, Inc.

40-year Bank Veteran brings expertise to The Provident as it nears $1 Billion in Assets

(AMESBURY, MA., April 10, 2019) – Dave Mansfield, CEO of The Provident Bank, announced today that Joe Reilly has been elected Chairman of the Board of The Provident Bank and Provident Bancorp, Inc.

“Joe joined our Board of Directors in 2018 and has since provided valuable guidance to me and our Board,” comments Mansfield. “As co-founder and CEO of Centrix Bank, the first dedicated Commercial Bank in New Hampshire, Joe truly understands our commercial banking model.”

Reilly co-founded Centrix Bank in 1999 and served as CEO until 2014. Centrix was established to provide NH a true commercial bank that was focused on helping businesses grow and be successful. The bank reached over $1 billion in assets and was acquired by Eastern Bank in 2014. Reilly became the Eastern Bank Regional President. He retired in December 2017.

“I joined the Board of Directors at The Provident because I had been watching the bank transform and grow over the years from a small community bank, to an innovative commercial bank with an outstanding reputation in the banking community,” comments Reilly. “Over past last year I have had the privilege of seeing first hand just how forward-thinking this bank, its Executive Team, and Board of Directors truly are. They are pioneers in the banking community.”

Prior to co-founding Centrix Bank, Reilly was Chief Operating Officer and Senior Lending Officer at Centerpoint Bank. When Centerpoint Bank was acquired, Reilly assumed a senior management position as Senior Vice President of Commercial Banking with Bank of New Hampshire. He also worked in various roles at Fleet Bank for twelve years.

Joe Reilly Appointed to Chairman of the Board

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“This bank is truly progressive,” continues Reilly. “It has carved out specialty markets in International Finance, Mergers & Acquisition, Renewable Energy and Search Fund Lending simply because it listened to its customers and found needs that were not being met. They are problem solvers and innovative thinkers. If they can help a small business then they are going to do just that, while providing the best possible service every step of the way. That is why The Provident is so successful. I am proud to be a part of this dedicated team.”

“Joe has already provided tremendous insight and enthusiasm in the one year he has been a member of our Board of Directors,” explains Mansfield. “Electing Joe to Chairman was unanimous among all of our Board members. He is truly an asset to The Provident and we share a deep respect for everything he has accomplished throughout his 40-year banking career.”

Reilly has been heavily involved in the community throughout his career. He was a Trustee and past Chairman of the New Hampshire Institute of Art College, as well as a Trustee of NeighborWorks of Southern New Hampshire. He also serves as the sole independent Director of a recently formed healthcare insurance company in New Hampshire, Tufts Health Freedom Plan. He previously served as Director and Treasurer of the New Hampshire Charitable Foundation.

Reilly’s community involvement has not gone unnoticed. His business and community awards include: 2018 UNH Manchester Granite Award; 2018 NeighborWorks Southern New Hampshire David Goodwin Outstanding Neighbor Award; 2016 Granite United Way Live United Award; 2013 Manchester Chamber of Commerce’s Citizen of the Year Award; 2012 CMC Charles Whittemore Award; and the Greater Manchester Chamber of Commerce’s 2003 Small Business Person of the Year Award. He was also recognized as one of “NH’s Most influential People” by Business NH Magazine in 2012, as Community Banker of the Year by the New Hampshire Bankers Association in 2000, and was one of New Hampshire’s “Leaders for the 21st Century” by Business NH Magazine in 2000. He also received the 2005 Entrepreneurial Venture/Creations Person of the Year Award from the UNH Whittemore School of Business and Economics, and was a Moore Center’s 2016 Garden Party Honoree.

“Joe is a tremendous asset to The Provident,” comments Mansfield. “I am proud to have such a seasoned bank veteran as Chairman of our Board of Directors.”

Reilly earned an MBA from Whittemore School of Business and Economics at the University of New Hampshire. He lives in Ipswich, Massachusetts with his wife, Venetia.

To learn more about The Provident Bank, visit: www.theprovidentbank.com

About The Provident
The Provident Bank, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC), is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF).

Your Deposits Are Insured In Full.

Member FDIC / Member DIF

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